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                                                                    EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

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
CONTACTS:        Peter G. Hanelt                      Charles A. Callahan
                 Chief Executive Officer/CFO          Chief Financial Officer
                 Natural Wonders, Inc.                World of Science, Inc.
                 (510) 252-6607                       (716) 475-0100
                 www.naturalwonders.com               www.worldofscience.com
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                         WORLD OF SCIENCE TO MERGE WITH
                                NATURAL WONDERS

    Fremont, CA--August 4, 2000--Natural Wonders, Inc. (Nasdaq: NATW), a leading specialty retailer of unique and affordable family gifts inspired by the wonders of nature and science, and World of Science, Inc. (Nasdaq: WOSI), another leading retailer of a variety of traditional and distinctive science and nature products, today announced that they have signed a definitive merger agreement pursuant to which Natural Wonders would purchase all of the shares of common stock of World of Science for $1.15 per share, in cash. The transaction is subject to certain conditions, including approval of the shareholders of World of Science and the receipt of financing commitments by Natural Wonders. The parties expect that the transaction will close prior to the end of the third calendar quarter.

    Peter G. Hanelt, CEO of Natural Wonders, Inc., said, "We are excited at the prospects for Natural Wonders. The combined Company will be the largest mall based specialty retailer within the nature and science category. We have always admired World of Science and now have the opportunity to combine their strengths with Natural Wonders. We expect aggressive growth in profitability beginning with this fiscal year as the powerful synergies of the combination are realized virtually from the closing. We expect to operate approximately 310 stores this holiday season with positive comparable store sales. With very few stores of each Company located in the same malls, the combination gives Natural Wonders an excellent concentration of retail stores in the critically important eastern half of the country and improves substantially our geographical representation throughout the country."

    World of Science's CEO Fred H. Klaucke said, "I am glad that Natural Wonders was able to present us with a proposal that warranted a resurrection of a proposed transaction that we can recommend to our shareholders for approval. We are pleased to be part of what will become a dynamic mall based specialty retailer of science and nature products. We look forward to working with Natural Wonders in combining the formidable talents and strengths of the two companies. We will all work hard to make the transition as seamless as possible in order to effectuate a prompt closing of the transaction and insure the best possible holiday selling season."

About Natural Wonders, Inc.

    Natural Wonders, Inc. is a specialty gift retailer of unique and affordable family gifts inspired by the wonders of science and nature. The Company's merchandise assortment includes telescopes, mineral carvings, globes, home and garden items, ceramics, wind chimes, hats and shirts, books, tapes, cd's, videos, and a variety of interactive toys and games. Natural Wonders' merchandise is moderately priced and appeals to consumers' appreciation of the wonders of the world. Target customers are predominantly well educated, middle income families (adults ages 25 and up and children ages 6 to 12. Natural Wonders' marketing strategy is to create an atmosphere that generates excitement about the world of nature and science. The strategy includes theme presentations, which highlight a related group of products that tell a story about a specific place or activity. Marketing may also involve developing partnerships with non-profit organizations that support environmental and conservation efforts.

About World of Science

    World of Science is a specialty retailer of a variety of traditional and distinctive science and nature products. The Company's merchandising strategy emphasizes both the educational and entertainment values of its products.
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    Certain statements in this report, including statements regarding the timing of the merger and its impact on revenue, growth and earnings, and new store openings are forward-looking statements within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from those indicated in such statements due to a number of factors, including the ability to obtain all necessary consents and approvals for the merger; obtaining the financing needed to fund the merger; unanticipated operational challenges in connection with combining operations; delays in opening new stores; the ability to retain key personnel; the availability of capital to fund continuing operations of both companies and their affiliates; changes in consumer spending patterns and in demand for popular products; the ability to open and operate new stores on a profitable basis; and prevailing economic conditions. Additional information on factors that may affect the business and financial results of Natural Wonders or World of Science can be found in their filings with the Securities and Exchange Commission.

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